Exhibit 5.1

November 9, 2007

Board of Directors
Xedar Corporation
8310 South Valley Hwy., Suite 220
Englewood, Colorado 80112

OPINION RE: LEGALITY

Dear Sirs:

We have acted as outside counsel to Xedar Corporation, a Colorado corporation (the "Company"), in connection with the preparation, execution and filing with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"), of a Registration Statement, File No. 333-145664, on Form SB-2 (as amended through the date hereof (the "Registration Statement")).  This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-B promulgated under the Act.

The Registration Statement covers resales by certain selling shareholders listed in the Registration Statement (the "Selling Shareholders") of certain shares of the Company's common stock, without par value (the "Common Stock"), to the public from time to time at then prevailing market prices or at privately negotiated prices.

In our representation of the Company, we have examined (1) the Registration Statement; (2) the Company's Articles of Incorporation and Bylaws, as amended; (3) the resolutions of the Company's Board of Directors as recorded in the Company's minute book; and (4) such other documents and instruments as we have considered necessary for the purposes of rendering the opinion expressed below.

Based upon the foregoing, we are of the opinion that the 12,445,661 shares of Common Stock, which are the subject of the Registration Statement and were issued by the Company to the Selling Shareholders, have been duly authorized, are validly issued, and are fully paid and non-assessable.

The opinion expressed herein is limited to the laws of the Colorado Business Corporation Act and the Act.

November 9, 2007
Opinion Re: Legality

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" in the related prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

CASTLE MEINHOLD & STAWIARKSI, LLC

By:  /s/ Lawrence E. Castle
Lawrence E. Castle